Exhibit 99.1

CVS HEALTH CORPORATION REPORTS STRONG FIRST QUARTER 2026 RESULTS AND RAISES FULL-YEAR 2026 GUIDANCE

•First quarter total revenues increased to $100.4 billion, up 6.2% year-over-year
•First quarter GAAP diluted EPS of $2.30 and Adjusted EPS of $2.57
•Raising full-year 2026 guidance:
◦GAAP diluted EPS guidance range to $6.24 to $6.44 from $5.94 to $6.14
◦Adjusted EPS guidance range to $7.30 to $7.50 from $7.00 to $7.20
◦Cash flow from operations guidance to at least $9.5 billion from at least $9.0 billion

WOONSOCKET, RHODE ISLAND, May 6, 2026 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2026.

“CVS Health continues to provide what people want most from health care: a connected, convenient, cost-effective engagement experience across our unique collection of businesses. We build trust every day in communities across the country by providing better access, affordability and care to nearly 185 million people. Our positive performance is driven by strong execution across our enterprise. We will continue to build momentum through delivering on our strategy and a steadfast focus on our purpose - to simplify health care one person, one family and one community at a time.”
                                                                                                           - David Joyner, CVS Health Chairman and CEO

	Three Months Ended March 31,		Year Ending December 31,
In billions, except per share amounts	2026	2025	2026 Projected
Total revenues	$100.4	$94.6	At least $405.0
Diluted earnings per share	$2.30	$1.41	$6.24-$6.44
Adjusted EPS (2)	$2.57	$2.25	$7.30-$7.50
Cash flow from operations	$4.2	$4.6	At least $9.5

First quarter GAAP diluted EPS of $2.30 increased from $1.41 in the prior year. Adjusted EPS of $2.57 increased from $2.25 in the prior year, primarily due to improved adjusted operating income in the Health Care Benefits segment, reflecting continued execution on the Health Care Benefits segment margin recovery plan.

The Company is increasing its full-year 2026 GAAP diluted EPS, Adjusted EPS and cash flow from operations guidance to reflect increases in the Health Care Benefits and Pharmacy & Consumer Wellness segments, while maintaining a cautious view for the remainder of the year in light of continued elevated cost trends and the potential for macro headwinds.

Consolidated first quarter results

	Three Months Ended March 31,
In millions, except per share amounts	2026	2025	Change
Total revenues	$100,426	$94,588	$5,838
Operating income	4,680	3,374	1,306
Adjusted operating income (1)	5,150	4,579	571
Net income	2,957	1,782	1,175
Diluted earnings per share	$2.30	$1.41	$0.89
Adjusted EPS (2)	$2.57	$2.25	$0.32

For the three months ended March 31, 2026 compared to the prior year:
•Total revenues increased 6.2% driven by revenue growth across all operating segments.
•Operating income increased 38.7% primarily due to the increase in adjusted operating income described below, as well as the absence of a $387 million legacy litigation charge and a $247 million pre-tax loss on the wind down and sale of Accountable Care assets, both recorded in the prior year.
•Adjusted operating income increased 12.5% primarily driven by an increase in the Health Care Benefits segment. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.

Operational Updates
•The release of the U.S. Centers for Medicare & Medicaid Services’ improved Medicare Advantage final rate notice and home health assessment policy enable strong member service and more performance clarity for 2027.
•Aetna® announced significant progress in streamlining the prior authorization reform, exceeding industry commitments across all benchmarks: standardizing data requirements for 88% of prior authorization volume, approving more than 95% of eligible prior authorizations within 24 hours, processing 83% of prior authorizations in real time and eliminating more than 1 million provider calls through automation and digital tools.
•CVS Health announced Health100, a health technology services subsidiary, which will use Google Cloud’s AI technologies to deliver a fully integrated health care engagement platform to provide a connected, proactive and personalized experience for American consumers.
•CVS Pharmacy® continues to increase community access to care, including through the unveiling of small pharmacy-focused locations in 2026.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months ended March 31, 2026 and 2025 were as follows:

	Three Months Ended March 31,
In millions, except percentages	2026	2025	Change
Total revenues	$35,971	$34,810	$1,161
Adjusted operating income (1)	3,041	1,993	1,048
Medical benefit ratio (“MBR”) (3)	84.6%	87.3%	(2.7)%
Medical membership (4)	26.0	27.1	(1.1)

•Total revenues increased 3.3% for the three months ended March 31, 2026 compared to the prior year primarily driven by an increase in the Government business, partially offset by a decline as a result of the Company’s exit of the individual exchange business in 2026.
•Adjusted operating income increased 52.6% for the three months ended March 31, 2026 compared to the prior year primarily driven by improved underlying performance in the Government business and the absence of the $448 million premium deficiency reserve recorded within the individual exchange product line in the prior year, partially offset by lower favorable prior-year development.
•The MBR decreased to 84.6% in the three months ended March 31, 2026 compared to 87.3% in the prior year primarily driven by improved underlying performance in the Government business and the absence of the premium deficiency reserve recorded in the prior year, partially offset by lower favorable prior-year development.
•Medical membership as of March 31, 2026 of 26.0 million decreased approximately 600 thousand members compared with December 31, 2025 reflecting the Company’s exit of the individual exchange business in 2026, partially offset by an increase in Commercial ASC membership.
•Prior years’ health care costs payable estimates developed favorably by $1.1 billion during the three months ended March 31, 2026.
•Days claims payable were 42.9 days as of March 31, 2026, an increase of 4.0 days compared to December 31, 2025.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three months ended March 31, 2026 and 2025 were as follows:

	Three Months Ended March 31,
In millions	2026	2025	Change
Total revenues	$48,237	$43,462	$4,775
Adjusted operating income (1)	1,489	1,603	(114)
Pharmacy claims processed (5) (6)	464.7	464.2	0.5

•Total revenues increased 11.0% for the three months ended March 31, 2026 compared to the prior year primarily driven by pharmacy drug mix and brand inflation, partially offset by continued pharmacy client price improvements.
•Adjusted operating income decreased 7.1% for the three months ended March 31, 2026 compared to the prior year primarily driven by continued pharmacy client price improvements, partially offset by improved purchasing economics and pharmacy drug mix.
•Pharmacy claims processed remained relatively consistent on a 30-day equivalent basis for the three months ended March 31, 2026 compared to the prior year.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three months ended March 31, 2026 and 2025 were as follows:

	Three Months Ended March 31,
In millions	2026	2025	Change
Total revenues	$31,989	$31,912	$77
Adjusted operating income (1)	1,197	1,313	(116)
Prescriptions filled (5) (6)	451.2	435.5	15.7

•Total revenues remained relatively consistent for the three months ended March 31, 2026 compared to the prior year primarily driven by pharmacy drug mix, increased prescription volume, including contributions from the Company’s Rite Aid asset acquisitions which were completed during the third quarter of 2025, and brand inflation. These increases were largely offset by regulatory-related price reductions on certain drugs, the impact of recent generic drug introductions and pharmacy reimbursement pressure.
•Adjusted operating income decreased 8.8% for the three months ended March 31, 2026 compared to the prior year primarily driven by pharmacy reimbursement pressure, continued business investments, lower contributions from seasonal illnesses and greater weather disruption compared to the prior year. These decreases were partially offset by increased prescription volume and contributions from the Company’s Rite Aid asset acquisitions.
•Prescriptions filled increased 3.6% on a 30-day equivalent basis for the three months ended March 31, 2026 compared to the prior year primarily driven by incremental volume resulting from the Company’s Rite Aid prescription file acquisitions and increased utilization, partially offset by the absence of long-term care pharmacy prescription volume following the deconsolidation of Omnicare, LLC in September 2025.

About CVS Health

CVS Health is a leading health solutions company simplifying health care one person, one family and one community at a time. As of March 31, 2026, the Company had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics and a leading pharmacy benefits manager with approximately 88 million plan members. The Company also serves an estimated more than 37 million people through a broad range of health insurance products and related services. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its first quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

Non-GAAP Financial Information

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 10 and endnotes beginning on page 19 for explanations of non-GAAP financial measures presented in this press release. See pages 12 through 13 and page 18 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Cautionary Statement Concerning Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the full-year 2026 guidance information, Mr. Joyner’s quotation and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Investor Contact: Larry McGrath | Executive Vice President, Capital Markets | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2026	2025
Revenues:
Products	$62,226	$57,669
Premiums	33,791	32,820
Services	3,835	3,579
Net investment income	574	520
Total revenues	100,426	94,588
Operating costs:
Cost of products sold	55,444	51,057
Health care costs	29,358	29,135
Operating expenses	10,944	11,022
Total operating costs	95,746	91,214
Operating income	4,680	3,374
Interest expense	(774)	(785)
Other income	32	28
Income before income tax provision	3,938	2,617
Income tax provision	981	835
Net income	2,957	1,782
Net income attributable to noncontrolling interests	(14)	(3)
Net income attributable to CVS Health	$2,943	$1,779

Net income per share attributable to CVS Health:
Basic	$2.31	$1.41
Diluted	$2.30	$1.41
Weighted average shares outstanding:
Basic	1,273	1,261
Diluted	1,279	1,264

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	March 31, 2026	December 31, 2025
Assets:
Cash and cash equivalents	$9,542	$8,453
Investments	2,260	2,145
Accounts receivable, net	40,992	39,779
Inventories	17,770	19,246
Other current assets	4,253	5,091
Total current assets	74,817	74,714
Long-term investments	32,407	32,669
Property and equipment, net	13,037	13,083
Operating lease right-of-use assets	14,741	14,973
Goodwill	85,478	85,478
Intangible assets, net	25,070	25,508
Other assets	7,424	7,113
Total assets	$252,974	$253,538

Liabilities:
Accounts payable	$16,922	$17,641
Pharmacy claims and discounts payable	26,149	26,344
Health care costs payable	15,518	15,399
Accrued expenses and other current liabilities	22,258	22,387
Other insurance liabilities	1,075	1,116
Current portion of operating lease liabilities	1,904	1,737
Current portion of long-term debt	2,580	4,068
Total current liabilities	86,406	88,692
Long-term operating lease liabilities	13,330	13,643
Long-term debt	60,531	60,502
Deferred income taxes	3,771	3,832
Other long-term insurance liabilities	4,592	4,716
Other long-term liabilities	6,707	6,771
Total liabilities	175,337	178,156

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	50,679	50,402
Treasury stock	(36,706)	(36,790)
Retained earnings	63,282	61,196
Accumulated other comprehensive income	201	406
Total CVS Health shareholders’ equity	77,456	75,214
Noncontrolling interests	181	168
Total shareholders’ equity	77,637	75,382
Total liabilities and shareholders’ equity	$252,974	$253,538

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2026	2025
Cash flows from operating activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,957	$1,782
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,115	1,154
Stock-based compensation	266	126
Loss on sale of subsidiary	—	236
Deferred income taxes and other items	(91)	(169)
Change in operating assets and liabilities	2	1,427
Net cash provided by operating activities	4,249	4,556

Cash flows from investing activities:
Proceeds from sales and maturities of investments	4,159	3,534
Purchases of investments	(4,186)	(3,552)
Purchases of property and equipment	(849)	(743)
Acquisitions	(5)	(20)
Other	7	19
Net cash used in investing activities	(874)	(762)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	—	(859)
Repayments of long-term debt	(1,518)	(743)
Dividends paid	(847)	(840)
Proceeds from exercise of stock options	103	144
Payments for taxes related to net share settlement of equity awards	(9)	(11)
Other	(47)	(23)
Net cash used in financing activities	(2,318)	(2,332)
Net increase in cash, cash equivalents and restricted cash	1,057	1,462
Cash, cash equivalents and restricted cash at the beginning of the period	8,712	8,884
Cash, cash equivalents and restricted cash at the end of the period	$9,769	$10,346

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s first quarter financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three months ended March 31, 2026 and 2025, the acquisition-related integration costs relate to the acquisitions of Signify Health, Inc. and Oak Street Health, Inc. The acquisition-related integration costs are reflected in operating expenses within the Corporate/Other segment.

•During the three months ended March 31, 2025, the Company recorded a legacy litigation charge related to a court decision associated with its past business practices. The legacy litigation charge was reflected in operating expenses within the Pharmacy & Consumer Wellness segment.
•During the three months ended March 31, 2025, the loss on the wind down and sale of Accountable Care assets represents the pre-tax loss on the divestiture of the Company’s Medicare Shared Savings Program (“MSSP”) operations, as well as costs incurred in connection with the wind down of the Company’s ACO REACH operations. The loss on Accountable Care assets was reflected in operating expenses within the Health Services segment.
•During the three months ended March 31, 2025, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space. The office real estate optimization charges were reflected in operating expenses within each segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 19 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 12 through 13 and page 18.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended March 31, 2026
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,806	$1,347	$1,134	$(607)	$4,680
Amortization of intangible assets	236	142	63	1	442
Net realized capital (gains) losses	(1)	—	—	17	16
Acquisition-related integration costs	—	—	—	12	12
Adjusted operating income (loss) (1)	$3,041	$1,489	$1,197	$(577)	$5,150

	Three Months Ended March 31, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,674	$1,227	$864	$(391)	$3,374
Amortization of intangible assets	294	144	60	1	499
Net realized capital (gains) losses	21	(15)	—	15	21
Acquisition-related integration costs	—	—	—	45	45
Legacy litigation charge	—	—	387	—	387
Loss on Accountable Care assets	—	247	—	—	247
Office real estate optimization charges	4	—	2	—	6
Adjusted operating income (loss) (1)	$1,993	$1,603	$1,313	$(330)	$4,579

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,943	$2.30	$1,779	$1.41
Amortization of intangible assets	442	0.35	499	0.39
Net realized capital losses	16	0.01	21	0.02
Acquisition-related integration costs	12	0.01	45	0.04
Legacy litigation charge	—	—	387	0.30
Loss on Accountable Care assets	—	—	247	0.19
Office real estate optimization charges	—	—	6	0.01
Tax impact of non-GAAP adjustments	(121)	(0.10)	(140)	(0.11)
Adjusted income attributable to CVS Health (2)	$3,292	$2.57	$2,844	$2.25

Weighted average diluted shares outstanding		1,279		1,264

Supplemental Information
(Unaudited)

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (a)	Consolidated Totals
Three Months Ended
March 31, 2026
Total revenues	$35,971	$48,237	$31,989	$126	$(15,897)	$100,426
Adjusted operating income (loss) (1)	3,041	1,489	1,197	(577)	—	5,150
March 31, 2025
Total revenues	$34,810	$43,462	$31,912	$133	$(15,729)	$94,588
Adjusted operating income (loss) (1)	1,993	1,603	1,313	(330)	—	4,579
_____________________________________________
(a)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages and basis points (“bps”)	2026	2025	$	%
Revenues:
Premiums	$33,792	$32,808	$984	3.0%
Services	1,717	1,615	102	6.3%
Net investment income	462	387	75	19.4%
Total revenues	35,971	34,810	1,161	3.3%
Health care costs	28,579	28,637	(58)	(0.2)%
MBR (Health care costs as a % of premium revenues) (3)	84.6%	87.3%	(270)	bps
Operating expenses	$4,586	$4,499	$87	1.9%
Operating expenses as a % of total revenues	12.7%	12.9%
Operating income	$2,806	$1,674	$1,132	67.6%
Operating income as a % of total revenues	7.8%	4.8%
Adjusted operating income (1)	$3,041	$1,993	$1,048	52.6%
Adjusted operating income as a % of total revenues	8.5%	5.7%
Premium revenues (by business):
Government	$27,783	$24,902	$2,881	11.6%
Commercial	6,009	7,906	(1,897)	(24.0)%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	March 31, 2026			December 31, 2025			March 31, 2025
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	2,462	15,872	18,334	3,447	15,350	18,797	3,961	15,250	19,211
Medicare Advantage	4,175	—	4,175	4,267	—	4,267	4,220	—	4,220
Medicare Supplement	1,192	—	1,192	1,202	—	1,202	1,253	—	1,253
Medicaid	1,938	366	2,304	1,952	373	2,325	1,983	412	2,395
Total medical membership	9,767	16,238	26,005	10,868	15,723	26,591	11,417	15,662	27,079

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			3,889			4,041			4,094

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	March 31, 2026	December 31, 2025	March 31, 2025
Days Claims Payable (7)	42.9	38.9	43.2

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2026	2025	$	%
Revenues:
Products	$45,726	$41,135	$4,591	11.2%
Services	2,511	2,313	198	8.6%
Net investment income	—	14	(14)	(100.0)%
Total revenues	48,237	43,462	4,775	11.0%
Cost of products sold	44,719	40,115	4,604	11.5%
Health care costs	1,302	1,047	255	24.4%
Gross profit (8)	2,216	2,300	(84)	(3.7)%
Gross margin (Gross profit as a % of total revenues) (8)	4.6%	5.3%
Operating expenses	$869	$1,073	$(204)	(19.0)%
Operating expenses as a % of total revenues	1.8%	2.5%
Operating income	$1,347	$1,227	$120	9.8%
Operating income as a % of total revenues	2.8%	2.8%
Adjusted operating income (1)	$1,489	$1,603	$(114)	(7.1)%
Adjusted operating income as a % of total revenues	3.1%	3.7%
Pharmacy claims processed (5) (6)	464.7	464.2	0.5	0.1%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2026	2025	$	%
Revenues:
Products	$31,339	$31,285	$54	0.2%
Services	650	627	23	3.7%
Total revenues	31,989	31,912	77	0.2%
Cost of products sold	25,790	25,804	(14)	(0.1)%
Gross profit (8)	6,199	6,108	91	1.5%
Gross margin (Gross profit as a % of total revenues) (8)	19.4%	19.1%
Operating expenses	$5,065	$5,244	$(179)	(3.4)%
Operating expenses as a % of total revenues	15.8%	16.4%
Operating income	$1,134	$864	$270	31.3%
Operating income as a % of total revenues	3.5%	2.7%
Adjusted operating income (1)	$1,197	$1,313	$(116)	(8.8)%
Adjusted operating income as a % of total revenues	3.7%	4.1%
Revenues (by major goods/service lines):
Pharmacy	$26,123	$26,076	$47	0.2%
Front Store	5,259	5,243	16	0.3%
Other	607	593	14	2.4%
Prescriptions filled (5) (6)	451.2	435.5	15.7	3.6%
Same store sales increase (decrease): (9)
Total	2.8%	14.2%
Pharmacy	3.1%	17.7%
Front Store	1.2%	(0.3)%
Prescription volume (6)	6.8%	6.7%

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2026
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$8,032	$6.24	$8,288	$6.44
Non-GAAP adjustments:
Amortization of intangible assets	1,730	1.35	1,730	1.35
Net realized capital losses	16	0.01	16	0.01
Acquisition-related integration costs	80	0.06	80	0.06
Tax impact of non-GAAP adjustments	(470)	(0.36)	(470)	(0.36)
Adjusted income attributable to CVS Health (2)	$9,388	$7.30	$9,644	$7.50

Weighted average diluted shares outstanding		1,286		1,286

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, certain legacy litigation charges, losses on Accountable Care assets and office real estate optimization charges. The chief operating decision maker (the “CODM”) uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, certain legacy litigation charges, losses on Accountable Care assets, office real estate optimization charges, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail pharmacies and infusion services operations, as well as through the Omnicare long-term care pharmacies prior to their deconsolidation in September 2025. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as one of the indicators of the adequacy of the health care costs payable liability at the end of each quarter.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from infusion services operations and long-term care pharmacies. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.